Exhibit F

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STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of January 14, 2022, by and among Sema4 Holdings Corp., a Delaware corporation (“Acquirer”), OPKO Health, Inc., a Delaware corporation (the “Seller”) and the Persons set forth on Schedule I hereto (together, “Stockholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Stockholder is the holder of record and/or beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the shares of Acquirer Stock set forth opposite its name on Schedule I attached hereto (all such shares of Acquirer Stock, together with any additional shares or other voting securities of Acquirer of which such Stockholder acquires record or beneficial ownership after the date of this Agreement, by any means, such Stockholder’s “Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquirer, Orion Merger Sub I, a Delaware corporation (“Merger Sub I”), Orion Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), GeneDx, Inc., a New Jersey corporation (“Company”), GeneDx Holding 2, Inc., a Delaware corporation (“Holdco2”), and Seller have entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, on the Closing Date but following consummation of the Pre-Closing Restructuring, Merger Sub I will merge with and into Holdco2 (the “First Merger”), with Holdco2 as the surviving corporation in the First Merger and Merger Sub I will merge with and into HoldCo (the “First Merger”), with HoldCo as the surviving corporation in the First Merger, and immediately after the consummation of the First Merger, as part of the same overall transaction, Holdco2, as the surviving corporation in the First Merger, will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving corporation and the direct owner of all of the equity interests in GeneDx Delaware LLC.

WHEREAS, on or prior to the date hereof, Acquirer entered into subscription agreements (the “Subscription Agreements” with the PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed to purchase from Acquirer shares of Acquirer Stock for an aggregate purchase price equal to the PIPE Investment Amount, such purchases to be consummated prior to or substantially concurrently with the Closing (the “PIPE Investment,” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

WHEREAS, as an inducement to Seller and Acquirer to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 No Transfer. Stockholder agrees that during the term of this Agreement, Stockholder shall not, prior to the Acquirer Stockholders’ Meeting, directly or indirectly, (a) sell, assign, transfer (including by operation of law), swap, convert, lien, pledge, gift, dispose of or otherwise encumber (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise, or by divesting itself (pursuant to contract or otherwise) of any rights as a stockholder of Stockholder’s Shares, including, without limitation, the right to vote such Shares) (collectively, a “Transfer”) or enter into any contract or

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option with respect to the Transfer of, (i) in excess of 67% of such Stockholder’s Shares held of record or beneficially by Stockholder as of the date of this Agreement, (b) publicly announce any intent or plan by Stockholder to engage in any such Transfer (provided that the foregoing shall not restrict the Stockholder from disclosing (including in any filing required by law to be made with the SEC) the existence of this Agreement or the rights of the Stockholder to Transfer Shares in accordance with this Agreement), or (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or which would have the effect of preventing or disabling Stockholder from performing his, her or its obligations under this Agreement in any material respect; provided, however, that the foregoing shall not prohibit (X) the transfer of any of the Shares by Stockholder to any managers, partners, members or other direct or indirect equity holders or affiliates of Stockholder (which, for the avoidance of doubt, shall include any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Stockholder) or to any of its or their officers, directors or employees, but only if any such transferee shall execute a joinder or other instrument agreeing to be bound by the provisions of this Agreement, (Y) any pledge of the Shares in connection with a bona fide margin agreement or grant of a security interest in some or all of the Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, or (Z) any hedging or other transactions, including without limitation any short sales or purchases or sales of “derivative” securities based on securities issued by Acquirer, that do not result in the transfer of any of the Shares or the disposition of voting power in respect thereof prior to the termination of this Agreement. Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Stockholder from satisfying its obligations pursuant to this Agreement. For the avoidance of doubt, none of the restrictions imposed by this Section 1.1 shall apply to any Shares acquired by Stockholder after the date of this Agreement or to any Shares after the Acquirer Stockholders’ Meeting.

Section 1.2 Agreement to Vote. Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of Acquirer however called or at any adjournment thereof, or in any other circumstance that the vote, consent or other approval of the stockholders of Acquirer is sought (the “Requisite Vote”), such Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Shares then held of record or beneficially by Stockholder to be counted present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (or duly and promptly execute and deliver, or cause to be duly and promptly executed and delivered, an action by written consent which written consent shall be delivered promptly, and in any event within five Business Days, after Acquirer, as applicable requests such delivery), all of such Stockholder’s Shares then held of record or beneficially by Stockholder:

(a)    to approve the issuance of the Stock Consideration pursuant to the Merger Agreement and the issuance of the shares of Acquirer Stock pursuant to the Subscription Agreements;

(b)    to approve the appointment of the Specified Designees to the Acquirer Board for terms that expire no earlier than the end of the Second Milestone Period;

(c)    to approve an amendment to the Company’s current Third Amended and Restated Certificate of Incorporation to increase the authorized shares of Acquirer Stock from 380,000,000 to 1,000,000,000;

(d)    to approve any other proposal included in the Proxy Statement that is recommended by the Acquirer Board as necessary to consummate the Transactions;

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(e)    to approve any proposal that is recommended by the Acquirer Board to adjourn the meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the requested approvals on the date on which such meeting is held; and

(f)    against any and all other proposals that could reasonably be expected to delay or impair the ability of Acquirer to consummate the Transactions.

Nothing in this Agreement limits or restricts any Affiliate or designee of Stockholder who serves as a member of the Acquirer Board in acting or voting in his or her capacity as a director of Acquirer and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to Stockholder solely in its capacity as a stockholder of Acquirer and does not apply to any such Affiliate or designee’s actions, judgments or decisions as a director of Acquirer, and such actions (or failures to act) shall not be deemed to constitute a breach of this Agreement.

Section 1.3 Proxy.

(a)    Solely in furtherance of Section 1.2 of this Agreement and subject to termination as provided in Section 3.1 of this Agreement, Stockholder (i) hereby irrevocably grants to, and appoints, Acquirer or any individual designated by Acquirer as the Stockholder’s agent, irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares held of record or beneficially by Stockholder at the time of the applicable vote or consent, provide written consents, express consent or otherwise utilize voting power as indicated in Section 1.2 of this Agreement; provided, however, that Stockholder’s grant of the proxy contemplated by this Section 1.3(a) shall be effective if, and only if, Stockholder has not delivered to the Secretary of Acquirer at least five Business Days prior to such meeting a duly executed proxy card previously approved by Acquirer voting Stockholder’s Shares in the manner specified in Section 1.2 or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of Stockholder’s compliance with its obligations under Section 1.2 in form and substance reasonably acceptable to Acquirer, (ii) hereby affirms that the irrevocable proxy set forth in this Section 1.3, if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement and (iii) hereby (a) affirms that the irrevocable proxy is coupled with an interest and (b) affirms that such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware.

(b)    Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by Stockholder prior to the execution of this Agreement in respect of the voting of Stockholder’s Shares, if any, are not irrevocable and Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to Stockholder’s Shares. The vote, if any, of the proxy holder pursuant to the proxy set forth in this Section 1.3 shall control the outcome, and be determinative, of any conflict between the vote by the proxy holder of the Shares and a vote by a Stockholder of the Shares. Stockholder shall provide evidence to Acquirer in connection with the actions of the Stockholder under or relating to this Section 1.3 as Acquirer shall reasonably request.

Section 1.4 No Challenges. Stockholder agrees not to commence, join in, facilitate, assist or knowingly encourage, and agrees to take all actions reasonably necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquirer or any of its respective successors or directors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

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Section 1.5 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Acquirer Parties any direct or indirect ownership or incidence of ownership of or with respect to any Shares, except as expressly provided herein. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and neither Acquirer nor Merger Subs shall have any authority to direct Stockholder in the voting or disposition of any of the Shares, except as otherwise provided herein.

Section 1.6 No Inconsistent Agreement. Stockholder hereby represents and covenants that such Stockholder has not entered into, shall not enter into and is not otherwise bound by, any agreement that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

Section 1.7 Consent to Disclosure. Stockholder hereby consents to the publication and disclosure required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquirer to any Governmental Authority, of such Stockholder’s identity and beneficial ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquirer, a form of this Agreement. Stockholder will, as promptly as practicable, provide any information reasonably requested by Acquirer that is necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC). The Acquirer shall provide Stockholder with a reasonable opportunity to review and comment on any disclosure made in accordance with Section 1.7 and shall consider in good faith any comments of Stockholder, and the Acquirer shall not make any substantive revision to information regarding Stockholder that is provided by Stockholder for inclusion in any filing with the SEC without Stockholder’s approval, which shall not be unreasonably withheld, delayed or conditioned.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Stockholder. Stockholder represents and warrants as of the date hereof to Acquirer as follows:

(a)    Organization; Due Authorization. If such Stockholder is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is a natural person, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Stockholder.

(b)    Ownership. Such Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of such Stockholder’s Shares, and there exist no encumbrances or any other limitation or restriction (including any restriction on the right to vote, sell or

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otherwise dispose of such Shares (other than transfer restrictions under the Securities Act)) affecting any such Shares, other than encumbrances pursuant to (i) this Agreement, (ii) the certificate of incorporation of Acquirer, (iii) the Merger Agreement, (iv) pursuant to the Lock-Up Agreement, dated as of February 10, 2021, by and between Acquirer and the Stockholder, (v) any applicable securities Laws or (vi) that would not prevent, enjoin or delay in any manner Stockholder’s performance of its obligations under this Agreement. Such Stockholder’s Shares are the only equity securities in Acquirer owned of record or beneficially by such Stockholder on the date of this Agreement, and none of such Stockholder’s Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided hereunder and under the certificate of incorporation of Acquirer or as noted on Schedule I. Such Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquirer or any equity securities convertible into, or which can be exchanged for, equity securities of Acquirer other than warrants issued by the Acquirer prior to the date of this Agreement or earn-out shares issuable pursuant to the Agreement and Plan of Merger by and among Acquirer, S-IV Sub, Inc. and Mount Sinai Genomics, Inc. dated as of February 9, 2021, as amended.

(c)    No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder will not, (i) if such Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Stockholder or such Stockholder’s Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement.

(d)    Litigation. There are no Proceedings pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement.

(e)    Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Stockholder, for which Acquirer or any of its Affiliates may become liable.

(f)    Acknowledgment. Such Stockholder understands and acknowledges that Seller and Acquirer are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. All of the provisions this Agreement (and the proxy granted hereunder) shall terminate and be of no further force or effect upon the earlier of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 thereof (the earlier of clause (a) and (b) being the “Expiration Time”) and (c) the written agreement of Acquirer, Seller and Stockholder to terminate the provisions of this Agreement. Stockholder shall also have the right to terminate this Agreement (and the proxy granted hereunder) by written notice to Acquirer if the Transactions have not been consummated by the Outside Date (as defined in the Subscription Agreements). Upon any termination of this Agreement, all obligations of Acquirer and Stockholder under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person or entity in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim

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against another (and no person or entity shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of the provisions of this Agreement shall not relieve any party hereto from liability arising in respect of any willful breach of the provisions of this Agreement prior to such termination. Stockholder’s obligations under Section 1.2 and 1.3 shall cease to apply, and the proxy granted under Section 1.3 shall terminate, in the event that the Merger Agreement is amended, modified, supplemented or waived in a manner that (A) increases the Stock Consideration, otherwise materially changes the form, or otherwise materially increases the amount, of the consideration payable by Acquirer pursuant to the Merger Agreement, (B) changes the definition of Specified Designees or (C) is otherwise materially adverse to Stockholder, unless Stockholder has consented to such amendment, modification, supplement or waiver in writing (which consent will not be unreasonably withheld, delayed or conditioned if so requested by Acquirer). This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Other Agreements. Acquirer represents and warrants to Stockholder that it has obtained a binding support agreement or commitment from the stockholders listed in Schedule II (each a “Supporting Stockholder”) in respect of the Requisite Vote with substantially the same commitment and terms, including restrictions on transfer as noted in such Schedule, set forth in this Agreement (each a “Supporting Stockholder Voting Commitment”). Acquirer shall not agree to any amendment, waiver, termination or modification of a material term of a Supporting Stockholder Voting Commitment without offering the same amendment, waiver, termination or modification to Stockholder. The obligations of each Supporting Stockholder under any Supporting Stockholder Voting Commitment are several and not joint with the obligations of any other Supporting Stockholder, and no Supporting Stockholder shall be responsible in any way for the performance of the obligations of any other Supporting Stockholder under any Supporting Stockholder Voting Commitment. Nothing contained herein or in any other Supporting Stockholder Voting Commitment , and no action taken by any Supporting Stockholder pursuant hereto or thereto, shall be deemed to constitute the Supporting Stockholders and Stockholder as, and Acquirer acknowledges that the Supporting Stockholders and Stockholder do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Supporting Stockholders and Stockholder are in any way acting in concert or as a group, and no party hereto will assert any such claim with respect to such obligations or the transactions contemplated hereby or by the Supporting Stockholder Voting Commitments. Acquirer acknowledges and Stockholder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Stockholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and shall not seek, nor shall it be necessary for, any Supporting Stockholder to be joined as an additional party in any proceeding for such purpose.

Section 3.3 Injunctive Relief; Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware State Court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (a) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further

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acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, such party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds

Section 3.4 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any such Proceeding except in the courts described above in Delaware, other than any Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that such party or such party’s property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 3.5 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except by a Stockholder in connection with a transfer of Shares permitted by Section 1.1 herein, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of Law) without the prior written consent of the parties hereto.

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Section 3.6 Amendment; Waiver; Severability. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties to this Agreement. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.7 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquirer:

Sema4 Holdings Corp.

333 Ludlow Street, North Tower, 8th Floor

Stamford, Connecticut 06902

Attention: General Counsel

Email: legal@sema4.com

with a copy to (which will not constitute notice):

Fenwick & West LLP

902 Broadway

New York, NY 10010

Email: eskerry@fenwick.com; vlupu@fenwick.com

Attention: Ethan A. Skerry; Victoria A. Lupu

If to Seller:

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, FL 33137

Attention: Steven D. Rubin

Email: srubin@opko.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd St.

Suite 4400

Miami, FL 33131

Email: grossmanb@gtlaw.com; altmand@gtlaw.com

Attention: Robert L. Grossman; Drew M. Altman

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If to Stockholder:

To such Stockholder’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Weil, Gotshal & Manges LLP

767 5th Avenue

Ney York, NY 10153

Email: chris.machera@weil.com

Attention: Christopher R. Machera

Notwithstanding the foregoing, in the event notice is delivered pursuant to this Section 3.7 by a means other than email, such party shall email such notice within one (1) Business Day of delivery of such notice by such other means.

Section 3.8 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.9 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.10 Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

Section 3.11 Expenses. Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

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IN WITNESS WHEREOF, the Stockholder, Seller and Acquirer have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

STOCKHOLDER: BTO SEMA4 HOLDINGS L.P.

By:	BTO Holdings Manager L.L.C., its general partner

By:	/s/ Christopher James
Name:	Christopher James
Title:	Authorized Signatory

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Stockholder, Seller and Acquirer have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

STOCKHOLDER:

BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD L.P.

By:	Blackstone Tactical Opportunities Associates III L.P., its general partner

By:	BTO GP L.L.C., its general partner

By:	/s/ Christopher James
Name:	Christopher James
Title:	Authorized Signatory

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Stockholder, Seller and Acquirer have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

STOCKHOLDER:

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP III ESC L.P.

By:	BTO Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher James
Name:	Christopher James
Title:	Authorized Signatory

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Stockholder, Seller and Acquirer have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

ACQUIRER:

SEMA4 HOLDINGS CORP.

By:	/s/ Eric Schadt
Name: Eric Schadt
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Stockholder, Seller and Acquirer have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

SELLER:

OPKO HEALTH, INC.

By:	/s/ Steven D. Rubin
Name: Steven D. Rubin
Title: Executive Vice President, Administration

[Signature Page to Stockholder Support Agreement]

Schedule I

Stockholder Shares

Stockholder	Common Stock	Notice Information

BTO Sema4 Holdings L.P.	24,404,324 Class A common stock	345 Park Street New York, NY 10154 Attn: Tactical Opportunities Email: [*****]

Blackstone Tactical Opportunities Fund – FD L.P.	505,095 Class A common stock	345 Park Street New York, NY 10154 Attn: Tactical Opportunities Email: [*****]

Blackstone Family Tactical Opportunities Investment Partnership III ESC L.P.	147,574 Class A common stock	345 Park Street New York, NY 10154 Attn: Tactical Opportunities Email: [*****]